Exhibit 99.1

News Release

P. O. Box 1980

Winchester, VA 22604-8090

FOR IMMEDIATE RELEASE

Contact:	Glenn Eanes Treasurer 540-665-9100

AMERICAN WOODMARK CORPORATION

ANNOUNCES FOURTH QUARTER

WINCHESTER, Virginia (June 9, 2004) — American Woodmark Corporation (Nasdaq/NM: AMWD) today announced results for the fourth quarter ended April 30, 2004.

Net sales increased 25% from the prior year to $180,361,000.  The Company had previously issued forward guidance that anticipated growth of 15% to 20%.  The stronger than expected demand in the fourth quarter was due to higher than forecast orders in the remodeling sector and the effect of new construction starts in excess of 2.0 million annualized units.

Net income for the quarter was $8,378,000, or $1.00 per diluted share, compared to $7,554,000, or $0.91 per diluted share, in the prior year.   Net income was within previously released forward guidance of $1.00 to $1.05 per diluted share.

Gross profit of 19.6% was down from 21.7% the previous year due primarily to increases in product material costs and employee benefit expenses.   Higher material costs were due to increased raw material prices, particularly hardwood lumber, particle board and plywood. Employee benefit expenses increased due to additional pension and medical expenses.  The increases in material costs and benefit expenses were partly offset by leverage on freight expense and overhead cost with higher volume.

Selling and marketing expense decreased from 9.8% to 8.2% of net sales due to cost management efforts and leverage created by higher volume.  General and administrative cost increased from 3.2% of net sales to 3.8% due to cost associated with the Company’s pay-for-performance employee incentive plans.

For the fiscal year, net sales were $667,547,000, an increase of 18% over fiscal 2003. The Company’s gross margin of 20.6% in fiscal 2004 compared to 23.6% in the prior year. Net income for fiscal 2004 was $31,707,000 or $3.80 per diluted share compared with $32,704,000 or $3.89 per diluted share for the prior year.

Looking forward to the first fiscal quarter ending July 31, 2004, the Company anticipates an increase in net sales of 15% to 20% over the prior year driven by solid growth in both the new construction and the remodel sectors. The Company believes that net income will be in the range of $1.00 to $1.05 per diluted share.

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets. Its products are sold on a national basis directly to home centers, major builders and home manufacturers and through a network of independent distributors. The Company presently operates thirteen manufacturing facilities and ten service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission and the Annual Report to Shareholders. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended April 30		Twelve Months Ended April 30
	2004	2003	2004	2003
Net Sales	$180,361	$144,341	$667,547	$563,466
Cost of Sales & Distribution	145,024	113,016	530,038	430,725

Gross Profit	35,337	31,325	137,509	132,741
Sales & Marketing Expense	14,767	14,113	59,653	55,157
G&A Expense	6,900	4,652	25,452	23,323

Operating Income	13,670	12,560	52,404	54,261
Interest & Other (Income) Expense	(64)	176	408	368
Income Tax Expense	5,356	4,830	20,289	21,189

Net Income	$8,378	$7,554	$31,707	$32,704

Earnings Per Share:
Weighted Average Shares Outstanding – Diluted	8,371,640	8,282,166	8,333,962	8,400,174
Earnings Per Diluted Share	$1.00	$0.91	$3.80	$3.89

Balance Sheet

	April 30 2004	April 30 2003
Cash & Cash Equivalents	$29,432	$15,512
Customer Receivables	48,286	40,615
Inventories	54,921	44,986
Other Current Assets	12,019	11,239

Total Current Assets	144,658	112,352
Property, Plant & Equipment	143,136	136,551
Other Assets	19,257	13,825

Total Assets	$307,051	$262,728

Current Portion – Long-Term Debt	$988	$932
Accounts Payable & Accrued Expenses	74,332	62,866

Total Current Liabilities	75,320	63,798
Long-Term Debt	18,028	19,016
Other Liabilities	20,558	19,815

Total Liabilities	113,906	102,629
Stockholders’ Equity	193,145	160,099

Total Liabilities & Stockholders’ Equity	$307,051	$262,728